Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-8 of our report dated April 15, 2019 (May 16, 2019 as to the effects of the restatements discussed in Note 2 and Note 7), relating to the combined and consolidated financial statements of BridgeBio Pharma LLC appearing in Registration Statement No. 333-231759, as amended.

/s/ DELOITTE & TOUCHE LLP

San Francisco, California

November 20, 2019